Residential Funding Mortgage Securities I, Inc.
                                  Depositor
                       Residential Funding Corporation
                               Master Servicer
                      Mortgage Pass-Through Certificates
                               Series 1998-S24
                  $4,420,435.11 6.50% Class M-2 Certificates
                  $2,080,169.49 6.50% Class M-3 Certificates
                                  ----------
                      Supplement dated November 25, 1998
                                      to
                      supplement dated November 2, 1998
                                      to
                 prospectus supplement dated October 22, 1998
                                      to
                        prospectus dated July 23, 1998
                                  ----------
       Lehman Brothers Inc. will offer to the public the Class M-2 and Class M-3 Certificates, in negotiated transactions or otherwise, directly or through dealers, at varying prices to be determined at the time of sale. Lehman Brothers Inc.'s commission will be the difference between the price it pays to the depositor for the Class M-2 and Class M-3 Certificates and the amount it receives from the sale of the Class M-2 and Class M-3 Certificates to the public. The proceeds to the depositor from the sale of the Class M-2 and Class M-3 Certificates to Lehman Brothers Inc. will be $5,892,677.58 before deducting expenses.

      The Class M-2 and Class M-3 Certificates will be offered pursuant to an underwriting agreement among the depositor, the master servicer and Lehman Brothers Inc. Lehman Brothes Inc. and any dealers that may participate with Lehman Brothers Inc. in the resale of the Class M-2 and Class M-3 Certificates may receive compensation from the depositor in the form of discounts or commissions or, in the case of dealers, compensation from Lehman Brothers Inc. in the form of discounts, concessions or commissions. The underwriting agreement for the Class M-2 and Class M-3 Certificates provides that the depositor will indemnify Lehman Brothers Inc. against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-2 and Class M-3 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

      This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the supplement dated November 2, 1998, the prospectus supplement and prospectus.

      Dealers will be required to deliver each of the supplements, the prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class M-2 and Class M-3 Certificates, whether or not participating in this offering, may be required to deliver each of the supplements, the prospectus supplement and prospectus until March 1, 1999.

                               LEHMAN BROTHERS
           Underwriter of the Class M-2 and Class M-3 Certificates




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